EXHIBIT 99.1

UFP Technologies Announces Record Q2 Results

NEWBURYPORT, Mass., July 31, 2024 (GLOBE NEWSWIRE) -- UFP Technologies, Inc. (Nasdaq: UFPT), an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market, today reported net income of $13.6 million or $1.75 per diluted common share outstanding for its second quarter ended June 30, 2024, compared to net income of $11.9 million or $1.55 per diluted common share outstanding for the same quarter in 2023. Sales for the second quarter were $110.2 million compared to sales of $100.0 million in the second quarter of 2023. Net income for the six-month period ended June 30, 2024, was $26.2 million or $3.38 per diluted common share outstanding compared to $21.6 million or $2.81 per diluted common share outstanding for the same period in 2023. Sales for the six-month period ended June 30, 2024, were $215.2 million compared to sales of $197.8 million for the same period in 2023.

“I am very pleased with our Q2 results,” said R. Jeffrey Bailly, Chairman & CEO. “Sales grew 10.1%, driven by strength in the robotic surgery and infection prevention markets. Gross margins grew to 30.0%, due in part to improved manufacturing efficiency and contained fixed overhead costs. And net income grew 14.0% to $13.6 million.”

“We also completed three acquisitions between June 24 and July 15: Marble Medical, AJR Enterprises, and Welch Fluorocarbon. We expect that these collectively will add an estimated $90 million in revenue and $20 million in EBITDA,” said Bailly. “Marble Medical brings expertise in high-speed die cutting, medical stick-to-skin adhesives, and a strategically important 3M/Solventum preferred distributorship. AJR Enterprises brings a strategic leadership position in the growing patient-handling space, as well as expertise in specialty fabrics and a very efficient low-cost manufacturing operation. And Welch Fluorocarbon brings expertise in thin film molding of specialty materials utilized for implantable medical devices.” EBITDA is a non-GAAP measure. See Table 3 for a reconciliation.

“Each of these acquisitions is expected to bring important synergies and make us more valuable to our customers,” Bailly said. “With these additions, along with our strong pipeline of product development business, additional acquisition opportunities, and a new $275 million line of credit, we remain very excited about our future.”

Financial Highlights for Q2 and YTD 2024

  Sales for the second quarter increased 10.1% to $110.2 million, from $100.0 million in the same period of 2023. Year-to-date sales through June increased 8.8% to $215.2 million, from $197.8 million in the same period of 2023.
  Second-quarter sales to the medical market increased 10.8% to $95.4 million. Non-medical sales increased 6.3% to $14.8 million.
  Sales to the medical market increased 9.1% to $185.5 million for the six-month period ended June 30, 2024, from the same period in 2023. Non-medical sales increased 6.9% to $29.7 million for the six-month period ended June 30, 2024, from the same period in 2023.
  Gross profit as a percentage of sales (“gross margin”) increased to 30.0% for the second quarter of 2024, from 29.6% in the same quarter of 2023. Gross margin for the six-month period ended June 30, 2024, decreased slightly to 29.3% from 29.5% in the same period of 2023.
  Selling, general and administrative expenses (“SG&A”) for the second quarter increased 13.0% to $13.9 million in 2024 compared to $12.3 million in the same quarter of 2023. As a percentage of sales, SG&A increased to 12.6% in the second quarter of 2024, from 12.3% in the same period of 2023. For the six-month period ended June 30, 2024, SG&A increased 9.9% to $27.8 million from $25.3 million in the same period of 2023. As a percentage of sales, SG&A in the six-month period ended June 30, 2024, increased slightly to 12.9% from 12.8% in the same period of 2023.
  For the second quarter, operating income increased to $18.0 million, from $17.0 million in the same quarter of 2023. Adjusted operating income for the second quarter increased 10.3% to 19.1 million from $17.3 million in the second quarter of 2023. For the six-month period ended June 30, 2024, operating income increased to $33.9 million, from $29.9 million in the same period of 2023. Adjusted operating income for the six-month period ended June 30, 2024, increased 6.8% to $35.3 million from $33.0 million in the same period of 2022. See the reconciliation provided in Table 1. Adjusted operating income is a financial measure not presented in accordance with generally accepted accounting principles (“GAAP”) (a “non-GAAP Financial Measure”). Please see “non-GAAP Financial Information” at the end of this news release.
  Net income increased to $13.6 million in the second quarter of 2024, from $11.9 million in the same period of 2023. Adjusted net income increased to $14.4 million in the second quarter of 2024, from $12.1 million in the same period of 2023. For the six-month period ended June 30, 2024, net income increased to $26.2 million, from $21.6 million in the same period of 2023. Adjusted net income increased to $27.3 million for the six-month period ended June 30, 2024, from $24.0 in the same period of 2023. See the reconciliation provided in Table 2. Adjusted net income is a financial measure not presented in accordance with generally accepted accounting principles (“GAAP”) (a “non-GAAP Financial Measure”). Please see “non-GAAP Financial Information” at the end of this news release.
  Adjusted EBITDA for the second quarter increased 11.7% to $23.9 million from $21.4 million in the second quarter of 2023. Adjusted EBITDA for the six-month period ended June 30, 2024 increased 9.2% to $44.6 million from $40.8 million in the same period of 2023. See the reconciliation provided in Table 3. Adjusted EBITDA is a non-GAAP Financial Measure. Please see "non-GAAP Financial Information" at the end of this news release.
  Upon completion of the acquisitions of Marble Medical, AJR Enterprises and Welch Fluorocarbon and the related borrowings from the Company’s $275 million amended credit facility, the pro-forma leverage ratio (non-GAAP term defined as total debt divided by EBITDA) is approximately 1.8X, which leaves the Company with sufficient capacity under the loan agreement.

About UFP Technologies, Inc.

UFP Technologies is a designer and custom manufacturer of comprehensive solutions for medical devices, sterile packaging, and other highly engineered custom products. UFP is an important link in the medical device supply chain and a valued outsource partner to many of the top medical device manufacturers in the world. The Company’s single-use and single-patient devices and components are used in a wide range of medical devices and packaging for minimally invasive surgery, infection prevention, wound care, wearables, orthopedic soft goods, and orthopedic implants.

Consolidated Condensed Statements of Income (in thousands, except per share data) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2024		2023	2024	2023
Net sales	$110,177		$100,037	$215,186	$197,790
Cost of sales	77,146		70,392	152,072	139,444
Gross profit	33,031		29,645	63,114	58,346
SG&A	13,900		12,299	27,812	25,306
Change in fair value of contingent consideration	238		198	476	3,051
(Gain) loss on disposal of fixed assets	(1)		106	7	107
Acquisition costs	943		-	943	-
Operating income	17,951	-	17,042	33,876	29,882
Interest expense, net	577		1,089	1,208	1,958
Other expense (income)	2		(20)	(39)	56
Income before income taxes	17,372		15,973	32,707	27,868
Income taxes	3,820		4,090	6,462	6,246
Net income	$13,552		$11,883	$26,245	$21,622

Net income per share	$1.77		$1.56	$3.43	$2.84
Net income per diluted share	$1.75		$1.55	$3.38	$2.81

Weighted average common shares outstanding	7,672		7,625	7,662	7,608
Weighted average diluted common shares outstanding	7,753		7,690	7,756	7,689

Consolidated Condensed Balance Sheets (in thousands) (Unaudited)

	June 30,	December 31,
	2024	2023

Assets:
Cash and cash equivalents	$16,728	$5,263
Receivables, net	60,985	64,449
Inventories	77,976	70,191
Other current assets	6,472	4,730
Net property, plant, and equipment	63,736	62,137
Goodwill	115,616	113,263
Intangible assets, net	62,382	64,116
Other assets	18,501	19,987
Total assets	$422,396	$404,136
Liabilities and equity:
Accounts payable	22,966	22,286
Current installments, net of long-term debt	-	4,000
Other current liabilities	28,821	31,923
Long-term debt, excluding current installments	35,200	28,000
Other liabilities	25,233	31,836
Total liabilities	112,220	118,045
Total stockholders' equity	310,176	286,091
Total liabilities and stockholders' equity	$422,396	$404,136

Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance and may be identified by words such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” or similar words. Such statements include, but are not limited to, statements about the Company’s future financial or operating performance; statements of the Company’s position in the marketplace; statements about the Company’s acquisition strategies and opportunities and the Company’s growth potential and strategies for growth; statements about the integration and performance of recent acquisitions, including that such acquisitions will be accretive to the Company’s revenue, income and EBITDA; statements about the Company’s ability to realize the benefits expected from our recently completed acquisitions, including any related synergies; expectations regarding customer demand; and any indication that the Company may be able to sustain or increase its sales, earnings or earnings per share, or its sales, earnings or earnings per share growth rates. Such forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the Company's general ability to execute its business plans; industry conditions, including fluctuations in supply, demand and prices for the Company's products and services due to inflation or otherwise; risks related to our indebtedness and compliance with covenants contained in our financing arrangements, and whether any available financing may be sufficient to address our needs; risks relating to delayed payments by our customers and the potential for reduced or canceled orders; risks related to customer concentration; risks relating to the Company’s ability to achieve anticipated benefits of acquisitions and other risks and uncertainties set forth in the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in the Company's filings with the Securities and Exchange Commission ("SEC"), which are available on the SEC's website at www.sec.gov. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based. Forward-looking statements are also subject to the risks and other issues described above under “Use of non-GAAP Financial Information,” which could cause actual results to differ materially from current expectations included in the Company’s forward-looking statements included in this press release.

Non-GAAP Financial Information

This news release includes non-generally accepted accounting principles (“GAAP”) performance measures. Management considers Adjusted Operating Income, Adjusted Net Income, EBITDA, Adjusted EBITDA and pro-forma leverage ratio, non-GAAP measures. The Company uses these non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of the Company’s historical operating results. The Company’s management believes these non-GAAP measures are useful in evaluating the Company’s operating performance and are similar measures reported by publicly listed U.S. competitors, and regularly used by securities analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting the Company’s business. By providing these non-GAAP measures, the Company’s management intends to provide investors with a meaningful, consistent comparison of the Company’s performance for the periods presented. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of these non-GAAP measures may differ from similarly titled measures of performance used by other companies in other industries or within the same industry.

Table 1: Adjusted Operating Income Reconciliation (in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Operating income (GAAP)	$17,951	$17,042	$33,876	$29,882
Adjustments:
Acquisition Costs	943	-	943	-
Change in fair value of contingent consideration	238	198	476	3,051
(Gain) loss on disposal of fixed assets	(1)	106	7	107
Adjusted operating income (Non-GAAP)	$19,131	$17,346	$35,302	$33,040

Table 2: Adjusted Net Income and Diluted Common Share Outstanding Reconciliation (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income (GAAP)	$13,552	$11,883	$26,245	$21,622
Adjustments (net of taxes):
Acquisition Costs	701	-	701	-
Change in fair value of contingent consideration	177	149	354	2,296
Loss on disposal of fixed assets	-	80	5	81
Adjusted net income (Non-GAAP)	$14,430	$12,112	$27,305	$23,999

Adjusted Net Income per diluted share outstanding (Non-GAAP)	$1.86	$1.58	$3.52	$3.12
Weighted average diluted common shares outstanding	7,753	7,690	7,756	7,689

Table 3: EBITDA Reconciliation (in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income (GAAP)	$13,552	$11,883	$26,245	$21,622
Income tax expense	3,820	4,090	6,462	6,246
Interest expense, net	577	1,089	1,208	1,958
Depreciation	1,934	1,731	3,833	3,402
Amortization of intangible assets	1,098	1,099	2,198	2,205
EBITDA (Non-GAAP)	$20,981	$19,892	$39,946	$35,433
Adjustments:
Share based compensation	1,736	1,197	3,249	2,253
Acquisition Costs	943	-	943	-
Change in fair value of contingent consideration	238	198	476	3,051
(Gain) loss on disposal of fixed assets	(1)	106	7	107
Adjusted EBITDA (Non-GAAP)	$23,897	$21,393	$44,621	$40,844

Contact: Ron Lataille
978-234-0926